Exhibit 99.1

OSR Holdings Signs Definitive Agreement to Acquire Woori IO, a Pioneer in Noninvasive Glucose Monitoring with Potential to Transform Diabetes Care

Bellevue, Washington & Seoul, South Korea — October 14, 2025 — OSR Holdings, Inc. (NASDAQ: OSRH) today announced that it has executed a definitive agreement to acquire Woori IO Co., Ltd. (“WORIO”), a pioneer in noninvasive glucose monitoring (NIGM), via a comprehensive share exchange. The acquisition reinforces OSRH’s dedication to advancing biomedical innovation by adding a potential breakthrough technology for diabetes care, bringing truly needle-free glucose monitoring closer to patients globally and promising a safer, more convenient and accurate alternative to currently available technologies.

Through this acquisition, OSRH aims to strengthen its medical-device platform, diversify its healthcare portfolio, and capture recurring revenue from the global glucose-monitoring market. Strategic highlights of the WORIO acquisition include:

●	Technology Leadership — Proprietary near-infrared spectroscopy (NIRS)-based technology enables truly needle-free continuous glucose monitoring, a potential breakthrough in diabetes care.

●	Industry Recognition — Established partnership with a major global consumer electronics company to advance clinical development, underscoring an immense potential value in its NIRS-based technology and global growth potential.

●	Digital Asset Integration — Creates and expands opportunities to integrate WORIO’s noninvasive glucose monitoring with health engagement and reward programs, including emerging and already established utility tokens.

●	Value Creation — Strengthens OSRH’s innovation platform while opening growth opportunities in a global glucose-monitoring market projected to be worth $40+ billion by 2030, at an attractive valuation that maximizes shareholder value.

Under the definitive agreement, WORIO will become a wholly owned subsidiary of OSRH’s Korean affiliate, OSR Holdings Co., Ltd. (“OSRK”). WORIO shareholders will receive newly issued OSRK shares worth KRW15bn (~$10.5 million) in exchange for WORIO shares. If, within 3 years of the share exchange, OSRH reaches at least $10 per share, OSRK shares may be converted into OSRH common stock at a ratio of 12.96:1 or approximately 1.09 million new shares.

“The acquisition of Woori IO delivers significant upside for OSRH shareholders,” said Peter Hwang, CEO of OSRH. “Acquired at a valuation of less than $11 million, Woori IO is an undervalued opportunity compared with multi-billion-dollar continuous glucose monitor (CGM) peers like Dexcom. We believe WORIO brings a recognized, high-growth noninvasive glucose-monitoring platform into the OSRH ecosystem. Importantly, there is no immediate dilution for OSRH shareholders, allowing them to participate in the potential upside from a disruptive technology well-positioned to enter the fast-growing global glucose-monitoring market while preserving existing ownership stakes.”

“We’re thrilled to become an OSR Company, a major milestone for Woori IO” said Sunkie Park, CEO of WORIO. “We have full confidence in OSR Holdings’ global expertise to not only help us develop and scale our needle-free glucose monitoring solution for diabetes care but also explore additional use cases and broader digital health initiatives, maximizing the impact of our proprietary NIRS-based technology for patients and healthcare providers worldwide.”

WORIO has partnered with a major global consumer electronics company to advance the clinical development of its noninvasive glucose-monitoring devices. The collaboration included non-dilutive funding and participation of the partner’s employees in initial proof-of-concept trials. WORIO’s regulatory strategy includes launching its clinical trials in Korea at a leading medical center in Seoul, utilizing the center’s deep domain expertise to advance studies and generate data that can potentially support approvals for medical devices regionally.

Following the acquisition, WORIO will leverage OSRH’s governance, global partnerships and clinical development resources to accelerate product development, enhance supply readiness, and boost commercialization speed and efficiency. “This technology could redefine glucose monitoring for millions living with diabetes,” said Dr. Constance Höfer, CSO of OSRH. “By enabling continuous, truly needle-free data collection, it also supports deeper research into metabolic health, cancer recurrence, exercise physiology, and human performance.”

Forward-Looking Statements

This press release includes forward-looking statements regarding the expected benefits, synergies, timing, and operations related to this acquisition. Actual results may differ materially due to risks and uncertainties, including regulatory approvals, market conditions, integration execution, and other transaction-related contingencies.

About OSR Holdings, Inc.

OSR Holdings, Inc. (NASDAQ: OSRH) is a global healthcare holding company dedicated to advancing biomedical innovation approaches to health and wellness. Through its subsidiaries, OSRH is engaged in immuno-oncology, regenerative biologics, and medical device technologies. Its vision is to build a portfolio of breakthrough healthcare solutions to improve global health outcomes. Learn more at www.OSR-Holdings.com.

About Woori IO Co., Ltd.

Woori IO is a South Korea-based medical device company developing noninvasive biosensing technologies for glucose monitoring and beyond. Its proprietary NIRS-based system enables accurate, pain-free glucose tracking and is designed for integration into wearables. The company has been recognized by a leading global consumer electronics company’s startup program for its innovation in NIGM technology.

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